EXHIBIT 10.8

PEOPLES BANCORP INC. ANNUAL REPORT ON FORM 10-K
FOR FISCAL YEAR ENDED DECEMBER 31, 2018

Summary of Compensation for
Directors of Peoples Bancorp Inc.

The Compensation Committee of the Board of Directors of Peoples Bancorp Inc. ("Peoples") believes the combination of cash and equity-based compensation (in the form of common shares) in its director compensation model promotes independent decision-making on the part of directors as the common shares have immediate value, unlike stock options or similar forms of equity-based awards. In 2018, an annual retainer of $44,800 paid in quarterly installments. The annual retainer was paid 60% in cash and 40% in the form of the number of common shares with an equivalent fair market value at the time of payment.
In 2018, the chairs of the Compensation, Governance and Nominating, and Risk Committees each received an additional annual retainer of $5,000 paid in quarterly installments. From January 1, 2018 until September 30, 2018, the chair of the Audit Committee received an additional retainer at an annual rate of $5,000 paid in quarterly installments. Beginning October 1, 2018, the chair of the Audit Committee received an additional retainer at an annual rate of $10,000 paid in quarterly installments. Each of these annual retainers was paid 60% in cash and 40% in the form of the number of common shares with equivalent fair market value at the time of payment.
From January 1, 2018 until September 30, 2018, the Chairman of the Board of Peoples received an additional retainer at an annual rate of $20,000 paid in quarterly installments. Beginning October 1, 2018, the Chairman of the Board received an additional retainer at an annual rate of $25,000 paid in quarterly installments. The additional annual retainer was paid 60% in cash and 40% in the form of the number of common shares with an equivalent fair market value at the time of payment.
All directors of Peoples are also directors of Peoples Bank. Directors receive compensation for their service as Peoples Bank directors in addition to the compensation received for their service as directors of Peoples. In 2018, each director of Peoples, other than Mr. Sulerzyski, received for service as a director of Peoples Bank an annual retainer of $11,200 paid in quarterly installments, with 60% paid in cash and 40% paid in the form of the number of common shares with equivalent fair market value at the time of payment.
In 2018, the Chair of the Special Compliance Committee of the Board of Directors of Peoples Bank received an additional annual retainer of $5,000 paid in quarterly installments for the period of time the Special Compliance Committee was in existence in 2018, which was from January 1, 2018 until July 26, 2018. The additional annual retainer was paid 60% in cash and 40% in the form of the number of common shares with an equivalent fair market value at the time of payment.
Directors who travel a distance of 50 miles or more to attend a Board or Board committee meeting of Peoples or Peoples Bank receive a $150 travel fee. A single travel fee of $150 is paid for multiple meetings occurring on the same day or consecutive days. Directors who travel a distance of 500 miles or more (round trip) to attend a Board of Directors or Board committee meeting are reimbursed for the actual cost of reasonable travel expenses including coach class airfare, car rental, and other usual and customary travel expense in lieu of the $150 fee. Directors who stay overnight to attend a meeting are reimbursed for the actual cost of their overnight accommodations. Peoples believes these fees and reimbursements are reasonable and partially offset travel expenses incurred by those directors living outside the Marietta, Ohio area, where Board of Directors and Board committee meetings are typically held.
The Board has not made any changes to the director compensation arrangements discussed above for the 2019 fiscal year.
Mr. Sulerzyski received no compensation as a director of Peoples or Peoples Bank during 2018 and will receive none in those capacities in 2019.